Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
U.S. Bank

Effective Date: February 26, 2021

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund

ABR 50/50 Volatility Fund

ABR 75/25 Volatility Fund

Acuitas US Microcap Fund

Baywood SociallyResponsible Fund

Baywood ValuePlus Fund

Dundas International Equity Growth Fund

By: Forum Funds II	By: U.S. Bank
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Gregory Farley
Authorized Signature	Authorized Signature

Jessica Chase, President	Gregory Farley, Senior Vice President

June 30, 2021	June 30, 2021
Date	Date